FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202-4444

Company contact:
Andrea Brown
(303) 565-4600
abrown@teton-energy.com
www.teton-energy.com

Teton Energy Appoints Bill I. Pennington to its Board of Directors

DENVER September 19, 2007. Teton Energy Corporation (“Teton”) (AMEX: TEC) announced today that Bill I. Pennington, Teton’s former Chief Financial Officer and Executive Vice President, has been formally appointed as a member of the Company’s Board of Directors, effective September 14, 2007. Mr. Pennington will serve as a member of the Company’s Nominating and Governance Committee, but will not serve on the Audit or Compensation Committees as a result of his former employment with the Company.

Bill Pennington joined Teton in June 2006 as Chief Financial Officer and Executive Vice President. Prior to working with Teton, he spent 17 years with Lomax Exploration Company which merged into Inland Resources Inc. in 1994 and was later sold to Newfield Exploration in August 2004. While with Inland, Mr. Pennington served as Chief Financial Officer and was a member of the board at various times from 1994 to 2004. He consolidated the Lomax companies before the merger with Inland Resources Inc. in 1994 and assisted in numerous capital transactions and the acquisitions of proved and unproved oil and gas properties. Mr. Pennington was instrumental in taking Inland Resources from a $10 million company to a $575 million market capitalization when it was sold to Newfield Exploration in 2004. Mr. Pennington is a Certified Public Accountant in the state of Texas where he graduated with a Bachelor of Business Administration in Accounting from Lamar University.

Company Description. Teton Energy Corporation (AMEX: TEC), is an independent oil and gas exploration and production company based in Denver, Colorado. Teton is focused on the acquisition, exploration and development of North American properties and has current operations in the Rocky Mountain region of the U.S. The Company's common stock is listed on the American Stock Exchange under the ticker symbol “TEC.” For more information about the Company, please visit the Company's website at www.teton-energy.com.

Forward-Looking Statements. This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the Company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results are included in Teton's Annual Report on Form 10-K for the year ended December 31, 2006. Teton's disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.teton-energy.com. Copies are available without charge, upon request from the Company.